Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178651

UNITED REALTY TRUST INCORPORATED

MONTHLY PRICING SUPPLEMENT, DATED FEBRUARY 2, 2015

TO THE PROSPECTUS, DATED APRIL 30, 2014

The purpose of this monthly pricing supplement is to disclose the daily estimated net asset value, or NAV, per share of common stock, par value $0.01 per share, or our Common Shares, for the period from January 16, 2015 to January 30, 2015.

The following table sets forth our NAV per Common Share for each business day in January commencing on January 15, 2015.

Date	NAV per Common Share
January 15, 2015	$12.51
January 16, 2015	$12.51
January 19, 2015	$12.51
January 20, 2015	$12.51
January 21, 2015	$12.51
January 22, 2015	$12.51
January 23, 2015	$12.51
January 26, 2015	$12.51
January 27, 2015	$12.51
January 28, 2015	$12.51
January 29, 2015	$12.51
January 30, 2015	$12.51

Sales under our primary offering and our distribution reinvestment program, and repurchases under our share repurchase program, are made in accordance with our policies as set forth in our prospectus.

Please refer to “Valuation Policies” in our prospectus for important information about how our NAV per Common Share is determined. Our NAV per Common Share, which is updated at the end of each business day, is available via our toll-free, automated line, (855) REIT-NAV (734-8628), or on our website at www.unitedrealtytrust.com.